EXHIBIT 10.2

SHAREHOLDER VOTING AGREEMENT

THIS SHAREHOLDER VOTING AGREEMENT, dated as of November 11, 2014 (this "Voting Agreement"), is between UP Scientech Materials Corp. ("UP Scientech"), and Robert H. Miller, Maria C. Maz, the Thomas and Mario Miller Family Irrevocable Trust U/A/D 12/01/2009 and the Tarija Foundation (each a "Shareholder" and collectively, the "Shareholders").

WITNESSETH:

Whereas UP Scientech and Abakan Inc. (“Abakan”) have entered into a Letter Agreement (“Letter Agreement”) of even date, pursuant to which, UP Scientech shall enter into a share subscription agreement (“SSA”), a Sales Agency Agreement and acquire the right to participate with Abakan in certain additional joint venture transactions as detailed in said Letter Agreement; and

Whereas, the Shareholders, individually or as trustees or custodians, subsequent to the closing of the SSA, shall be the beneficial owners of twenty four million one hundred and twenty thousand (24,120,000) shares or collectively in excess of thirty five percent (35%) of the issued and outstanding voting shares of Abakan's common stock (such shares, along with all other shares of capital stock of Abakan acquired by each Shareholder subsequent to the date hereof, are referred to herein collectively as the "Subject Shares"); and

Whereas, as a condition of entering into the Letter Agreement, UP Scientech has requested that the Shareholders agree, and the Shareholders have agreed, among other things, to vote and commit the Subject Shares upon the terms and subject to the conditions set forth herein.

Now, therefore, in consideration of the premises and the mutual representations, agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.

Agreement.

(a)

The Shareholders agree to vote the Subject Shares, during the period between the date hereof and the Expiration Date (as defined hereinafter), at any special or annual meeting of the shareholders, in favor of electing an individual nominated by UP Scientech to Abakan’s board of directors.

(b)        Prior to the Expiration Date, the Shareholders shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the preceding paragraph (a).

(c)

The Shareholders shall not vote, sell, deal in, assign, pledge, transfer or encumber in any manner whatsoever any of the Subject Shares, except; 1) the Subject Shares may be sold to third parties bound to the terms and conditions similar to those agreed herein; and 2) the Thomas and Mario Miller Family Trust and the Tarija Foundation are allowed to sell up to a maximum of 100,000 Subject Shares per quarter. in the public market in accordance with the rules and regulations of the United States Securities Act of 1993, as amended.

(d)         Each Shareholder will agree to such other terms and conditions, if any, as may be requested by any underwriter of the Subject Shares or required by any securities regulatory authority having jurisdiction over Abakan, that do not conflict with this Voting Agreement.

(e)        No person executing this Voting Agreement who is or becomes prior to the Expiration Date a director of Abakan, or any successor thereof, makes any agreement or understanding herein in his or her capacity as such director. Each Shareholder signs solely in his or her capacity as the owner, trustee or custodian of the Subject Shares.

2.            Representations and Warranties of the Shareholders. Each Holder hereby represents andwarrants to UP Scientech, severally and not jointly, that:

(a)        this Voting Agreement has been duly executed and delivered by each Shareholder and is the legal, valid and binding obligation of and fully enforceable in accordance with its terms against such Shareholder;

(b)        no consent of any governmental entity, beneficiary, co-trustee or other person is necessary for the execution, delivery and performance of this Voting Agreement by each Shareholder;

(c)        subsequent to the closing of the SSA, the Shareholders shall be the beneficial owners of twenty four million one hundred and twenty thousand (24,120,000) shares or collectively in excess of thirty five percent (35%) of the issued and outstanding voting shares of Abakan's common stock;

(d)

each Shareholder shall own the Subject Shares free and clear of any encumbrance other than this Voting Agreement and does not own, directly or indirectly, any other shares of Abakan's common stock or any option, warrant or other right to acquire any shares of Abakan's common stock;

(e)        each Shareholder shall have the power and right to vote all of the Subject Shares;

(f)        except as provided herein, each Shareholder has not (i) granted any power-of-attorney or other authorization or interest with respect to any of the Subject Shares, (ii) deposited any of the Subject Shares into a voting trust, or (iii) entered into any prior voting agreement or other arrangement with respect to any of the Subject Shares; and

(g)

the execution, delivery and performance of this Voting Agreement by the Shareholders does not and will not result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Shareholders are subject, or its constitutional documents in case of any Shareholder being a trust or foundation.

3.            Covenants of the Shareholders. Each Shareholder hereby agrees and covenants that during the period between the date hereof and the Expiration Date, any shares of capital stock of Abakan (including, without limitation, Abakan's common stock) that any Shareholder purchases or with respect to which such Shareholder otherwise acquires beneficial ownership (including by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like) shall be considered Subject Shares and subject to each of the terms and conditions of this Voting Agreement;

4.            Expiration Date. This Voting Agreement to vote in favor for the election of UP Scientech’s nominee to Abakan’s board of directors at any annual or special meeting called for the purpose of electing directors shall expire on the earliest of (a) the expiration of the three (3) year commitment to so vote commencing on the date the nominee of UP Scientech is appointed as a director of Abakan; and (b) the date on which UP Scientech’s ownership of Abakan falls below six percent (6%) on a fully diluted basis (such earliest date being referred to herein as the "Expiration Date").

5.            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, telecopy or by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):

UP Scientech Materials Corp.

No. 5-3, Jianguo Rd.

Guanyin Township

Taoyuan County 32844

Taiwan R.O.C.

Shareholders

Robert H. Miller

4801 Alhambra Circle

Coral Gables, Florida 33146

Maria C. Maz

4801 Alhambra Circle

Coral Gables, Florida 33146

Thomas and Mario Miller Irrevocable Family Trust U/A/D 12/01/2009

3757 Heron Ridge Lane,

Westin, Florida, 33331

Tarija Foundation

4527 West 10th Avenue

Vancouver, British Columbia V6R 2J2

6.            Amendments; No Waivers.

(a)          Any provision of this Voting Agreement may be amended or waived prior to the Expiration Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by UP Scientech and each of the Shareholders or in the case of a waiver, by the party or parties against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.            Expenses. All costs and expenses incurred in connection with the preparation and furtherance of this Voting Agreement shall be paid by the party or parties incurring such cost or expense.

8.            Successors and Assigns. The provisions of this Voting Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Voting Agreement without the prior written consent of the other parties hereto.

9.        Non-Survival of Representations and Warranties. All representations, warranties and agreements made by the Shareholders and UP Scientech in this Voting Agreement shall promptly terminate upon the Expiration Date.

10.        Parties in Interest. Nothing in this Voting Agreement is intended to provide any rights or remedies to any person other than the parties hereto.

11.            Counterparts. This Voting Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one and the same agreement.

12.

Governing Law. This Voting Agreement will be construed and enforced in accordance with and governed by the laws of the State of Florida, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of Florida in connection with any dispute arising under this Voting Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of such proceeding in such jurisdictions.

13.

Jury Trial Waiver. EACH PARTY HERETO HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED BY EITHER OF THEM AGAINST THE OTHER THAT PERTAINS DIRECTLY OR INDIRECTLY TO THIS VOTING AGREEMENT.

14.        Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Voting Agreement was not performed in accordance with the terms hereof and that, in addition to any remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement without the need to post a bond or prove special damages.

15.            Interpretation. The descriptive headings contained in this Voting Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Voting Agreement. When a reference is made in this Voting Agreement to a Section, such reference shall be to a Section of this Voting Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Voting Agreement they shall be deemed to be followed by the words "without limitation."

16.        Entire Agreement. This Voting Agreement and the related irrevocable proxy constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous agreements and understandings with respect to the subject matter hereof. Each party acknowledges and agrees that no other party hereto makes any representations or warranties, whether express or implied, other than the express representations and warranties contained herein.

17.

Severability. If any term or other provision of this Voting Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Voting Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision of this Voting Agreement enforceable.

IN WITNESS WHEREOF, each of the parties hereto has executed this Voting Agreement as of the date first set forth above.

UP SCIENTECH MATERIALS CORP.

/s/ George Chang

By: George Chang

Chairman

Shareholders

ROBERT H. MILLER

/s/ Robert H. Miller

Robert H. Miller

MARIA C. MAZ

/s/ Maria C. Maz

Maria C. Maz

THOMAS AND MARIO FAMILY IRREVOCABLE TRUST U/A/D 12/01/2009

/s/ Dennis Goetz

By: Dennis Goetz

Trustee

TARIJA FOUNDATION

/s/ Robert H. Miller

By: Robert H. Miller

Trustee